Exhibit 10.1

THIRD AMENDMENT
THIS THIRD AMENDMENT (this “Amendment”) dated as of December 16, 2021 to the Credit Agreement referenced below is by and among FOX FACTORY HOLDING CORP., a Delaware corporation (the “Borrower”), the Guarantors identified on the signature pages hereto, the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).
W I T N E S S E T H
WHEREAS, credit facilities have been extended to the Borrower pursuant to the Amended and Restated Credit Agreement (as amended, modified, supplemented and extended from time to time prior to the date hereof, the “Credit Agreement”) dated as of March 11, 2020 among the Borrower, the Lenders identified therein and the Administrative Agent; and
WHEREAS, the Borrower has requested certain modifications to the Credit Agreement, and all the Lenders have agreed to the requested modifications on the terms set forth herein.
NOW, THEREFORE, IN CONSIDERATION of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Defined Terms. Capitalized terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.
2.Amendments to the Credit Agreement. The Credit Agreement is hereby amended as follows:
(a)(i) The definition of “Consolidated Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is hereby amended and restated to read as follows:
“Consolidated Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA determined on a consolidated basis in accordance with GAAP to (b) Consolidated Interest Expense (excluding non-cash interest expense relating to Permitted Convertible Indebtedness) paid in cash for such period, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements are required to have been delivered under this Agreement.
and (ii) each instance of “Consolidated Fixed Charge Coverage Ratio” in the Credit Agreement is hereby replaced with “Consolidated Interest Coverage Ratio”.
(b)The definition of “Consolidated Fixed Charges” in Section 1.01 of the Credit Agreement is hereby deleted in its entirety.
(c)The definition of “Material Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Material Indebtedness” means any Indebtedness (other than the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding 7.5% of Consolidated EBITDA. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

(d)The definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is amended by deleting clauses (a), (e) and (f) and renumbering the remaining clauses (a) through (i).
(e)The definition of “Permitted Encumbrance” in Section 1.01 of the Credit Agreement is amended (i) by deleting the “and” at the end of clause (r), (ii) by deleting the “.” at the end of clause (s) and replacing same with “; and”, and (iii) adding the following new clause (t) at the end of said definition:
(t)    Liens on equipment, inventory and/or goods of the Borrower or any of its Subsidiaries granted in the ordinary course of business to a warehouseman, bailee, processor or other third party which stores and/or has temporary possession of any such equipment, inventory and/or goods.
(f)Section 2.16(i) of the Credit Agreement is amended and restated in its entirety to read as follows:
(i)    the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans effected pursuant to this Section 2.16 shall not exceed (A) $200,000,000 plus (B) an unlimited amount so long as after giving effect to the incurrence of such Incremental Facility Loans (assuming the full amount of the Incremental Facility Loans have been funded) and any related transactions, on a Pro Forma Basis, the Consolidated Net Leverage Ratio, based on the last Fiscal Quarter ended for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(b), is less than 3.25:1.00;
(g)Section 5.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Section 5.10     ERISA. Except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification). No ERISA Event has occurred or is reasonably expected to occur, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan, except for a liability that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five (5) calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect. The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan. No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. None of the Borrower, any of its Subsidiaries or any ERISA Affiliate have ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the

Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
(h)The first sentence in the paragraph following clause (g) in Section 6.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
Documents required to be delivered pursuant to Section 6.01(a), 6.01(b), Section 6.01(e) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
(i)Section 6.02(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(d)    promptly and in any event within fifteen (15) days of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $10,000,000; and
(j)Section 6.02 of the Credit Agreement is hereby further amended (i) by adding “and” at the end of clause (x), (ii) deleting clause (y) in its entirety and (iii) renumbering clause (z) as clause (y).
(k)Clause (i) in the first sentence of Section 6.07 is hereby amended and restated as follows:
(i)    only one visit and one inspection per calendar year by the Administrative Agent will be at the expense of the Borrower unless an Event of Default shall have occurred and be continuing and
(l)Section 6.10 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
Section 6.10    Reserved.
(m)Section 6.12 of the Credit Agreement is hereby deleted in its entirety and the following is substituted therefor:
Section 6.12    Reserved.

(n)Section 7.02 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
7.02    Consolidated Interest Coverage Ratio. The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on December 31, 2021 a Consolidated Interest Coverage Ratio of not less than 3.00:1.00.
(o)Clauses (c), (f), (m), (q) and (r) in Section 8.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:
(c)    Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed the greater of (i) $100,000,000 and (ii) 5.0% of Consolidated Net Worth (measured as of the date such Indebtedness is incurred) at any time outstanding;
(f)    Indebtedness of any Person which becomes a Subsidiary after the date of this Agreement; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed the greater of (i) $100,000,000 and (ii) 10.0% of the Consolidated Net Worth (measured as of the date such Person becomes a Subsidiary) at any time outstanding;
(m)    Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or Capital Stock permitted hereunder;
(q)    other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $100,000,000 and (ii) 10.0% of the Consolidated Net Worth (measured as of the date such Indebtedness is incurred) at any time outstanding;
(r)    other secured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;
(p)Section 8.02(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(i)    additional Liens on any property of the Borrower or any of its Subsidiaries securing any Indebtedness or other liabilities; provided, that the aggregate outstanding principal amount of all such Indebtedness and liabilities secured by property of the Loan Parties shall not exceed $25,000,000 at any time outstanding.
(q)Clauses (e), (f), (h) and (o) of Section 8.04 of the Credit Agreement are hereby amended and restated in their entirety as follows:
(e)    Investments by Loan Parties in wholly owned Subsidiaries (other than as a result of directors’ qualifying shares required by applicable law) that are not Loan Parties, including Guarantees of Indebtedness of such Subsidiaries, which do not exceed $15,000,000 at any time outstanding;

(f)    Cash Investments made by the any Loan Party in or to any non-wholly owned Subsidiary (excluding any Subsidiary that is non-wholly owned solely as a result of directors’ qualifying shares required by applicable law) or joint venture, including Guarantees of Indebtedness of such Subsidiaries and any joint ventures; provided that the aggregate amount of such Investments by the Loan Parties shall not exceed the greater of (i) $100,000,000 or (ii) 10% of the Consolidated Net Worth of the Borrower and its Subsidiaries; provided that, for purposes of determining compliance with this Section 8.04(f), such Investments shall be valued at the actual amount of cash invested (less the amount of any cash dividends or distributions received by any Loan Party from such non-wholly owned Subsidiary) and for purposes of determining compliance with Article VII, such Investments shall be valued at the actual amount of cash invested;
(h)    loans or advances to employees, officers or directors of the Borrower or any of its Subsidiaries in the ordinary course of business for travel, relocation and related expenses; provided that the aggregate amount of all such loans and advances does not exceed $25,000,000 at any time outstanding;
(o)    other Investments which in the aggregate do not exceed $5,000,000 in any Fiscal Year;
(r)Clause (c) of Section 8.05 of the Credit Agreement is amended by replacing “3.25:1.00” with “3.50:1.00”.
(s)Clause (g) of Section 8.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:
(g)    the sale or other Disposition of such assets in an aggregate amount not to exceed the greater of $10,000,000 and 1.50% of Consolidated Net Worth (measured as of the date of such Disposition) in any twelve (12) month period ending on the date of determination thereof;
(t)Section 8.11 of the Credit Agreement is hereby amended and restated as follows:
Section 8.11     Amendment to Material Documents. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under its Organization Documents in any manner materially adverse to the Lenders.
(u)Clauses (j) and (k) of Section 9.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:
(j)    except where the following, either individually or in the aggregate, could not reasonably be expected to result in liability to the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000 (i) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrower and its Subsidiaries (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability), or (iii) there is or arises any potential Withdrawal Liability; or
(k)    any judgment or order for the payment of money in excess of $10,000,000 in the aggregate (to the extent not covered by independent third party insurance as to which the insurer has acknowledged coverage) shall be rendered against the Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
3.Conditions Precedent. This Amendment shall become effective as of the date hereof upon this Amendment being properly executed by the Loan Parties, each Lender and the Administrative Agent.
4.Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement, as amended hereby, and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement, as amended hereby, and the other Loan Documents) shall be deemed to include this Amendment.

5.Representations and Warranties; No Default. Each Loan Party represents and warrants to the Administrative Agent and each Lender that, on and as of the date hereof, immediately after giving effect to this Amendment, (a) each of the representations and warranties of each Loan Party contained in the Credit Agreement, as amended hereby, or any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date and (b) no Default exists.
6.Reaffirmation of Obligations. Each Loan Party (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents, as amended hereby, and (c) agrees that this Amendment and all documents, agreements and instruments executed in connection with this Amendment do not operate to reduce or discharge such Loan Party’s obligations under the Loan Documents, as amended hereby.
7.Reaffirmation of Security Interests. Each Loan Party (a) affirms that each of the Liens granted by such Loan Parties in or pursuant to the Loan Documents are valid and subsisting and (b) agrees that this Amendment does not in any manner impair or otherwise adversely affect any of the Liens granted by such Loan Parties in or pursuant to the Loan Documents.
8.No Other Changes. Except as modified hereby, all of the terms and provisions of the Loan Documents shall remain in full force and effect.
9.Counterparts; Delivery. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of this Amendment by facsimile or other electronic imaging means shall be effective as an original.
10.Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York. The provisions of Sections 11.15 (Waiver of Jury Trial) of the Credit Agreement are incorporated into this Amendment by this reference and shall be applicable to this Amendment and the matters addressed in it as if set forth herein in full.

[SIGNATURE PAGES FOLLOW]

Each of the parties hereto has caused a counterpart of this Third Amendment to be duly executed and delivered as of the date first above written.
BORROWER:    FOX FACTORY HOLDING CORP., a Delaware corporation
By: /s/ Scott R. Humphrey
Name: Scott R. Humphrey
Title: Chief Financial Officer
GUARANTORS:    FOX FACTORY, INC., a California corporation
By: /s/ Scott R. Humphrey
Name: Scott R. Humphrey
Title: Chief Financial Officer
ST USA HOLDING CORP., a Delaware corporation
By: /s/ David N. Nathan
Name: David N. Nathan
Title: Treasurer
RT ACQUISITION CORP., a Delaware corporation,
FF US HOLDING CORP., a Delaware corporation
FF US ACQUISITION CORP., a Delaware corporation
By: /s/ David N. Nathan
Name: David N. Nathan
Title: Treasurer
FF US HOLDING LLC, a Georgia limited liability company
By: /s/ David N. Nathan
Name: David N. Nathan
Title: Treasurer

[Signature pages continue]

FF INDIANA HOLDING LLC, an Indiana limited liability company,
SCA PERFORMANCE HOLDINGS INC., a Delaware corporation,
SCA PERFORMANCE, INC., a Delaware corporation
ROCKY RIDGE TRUCKS, INC., a Delaware corporation,
ROCKY MOUNTAIN TRUCKWORKS, INC., a Delaware corporation
By: /s/ David N. Nathan
Name: David N. Nathan
Title: Treasurer

ROCKY RIDGE REAL ESTATE, LLC,
a Delaware limited liability company
By: SCA PERFORMANCE, INC.,
a Delaware corporation, its sole member
By: /s/ David N. Nathan
Name: David N. Nathan
Title: Treasurer

ROCKY RIDGE TRANSPORT, LLC,
a Georgia limited liability company
By: ROCKY RIDGE TRUCKS, INC.,
a Delaware corporation, its sole member
By: /s/ David N. Nathan
Name: David N. Nathan
Title: Treasurer

[Signature pages continue]

ADMINISTRATIVE
AGENT:    BANK OF AMERICA, N.A.
By: /s/ Denise Jones
Name: Denise Jones
Title: Vice President
LENDERS:    BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender
By: /s/ Ryan Maples
Name: Ryan Maples
Title: Sr. Vice President
TRUIST BANK,
By: /s/ James Ford
Name: James Ford
Title: Managing Director
U.S. BANK NATIONAL ASSOCIATION,
By: /s/ Jeri Caudle
Name: Jeri Caudle
Title: Vice President
CAPITAL ONE, NATIONAL ASSOCIATION,
By: /s/ Elizabeth Masciopinto
Name: Elizabeth Masciopinto
Title: Duly Authorized Signatory
FIFTH THIRD BANK, NATIONAL ASSOCIATION,
By: /s/ Will Batchelor
Name: Will Batchelor
Title: Vice President
REGIONS BANK,
By: /s/ Cheryl L. Shelhart
Name: Cheryl L. Shelhart
Title: Director

TD BANK, N.A.,
By: /s/ M. Bernadette Collins
Name: M. Bernadette Collins
Title: Senior Vice President
CITIZENS BANK, N.A.,
By: /s/ Karmyn Paul
Name: Karmyn Paul
Title: Vice President
ATLANTIC UNION BANK,
By: /s/ William P. Massie
Name: William P. Massie
Title: Vice President
FIRST HORIZON BANK,
By: /s/ William W. George
Name: William W. George
Title: Vice President